Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2023, relating to the financial statements of Rallybio Corporation, appearing in the Annual Report on Form 10-K of Rallybio Corporation for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

May 10, 2023